Exhibit 10.7

LOCK-UP / LEAK-OUT AGREEMENT

          THIS LOCK-UP / LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into this 7th day of June, 2006, Sunrise U.S.A. Incorporated, a Nevada corporation with an office at 892 North 340 East, American Fork, Utah 84003, and Kripaitis & Associates, LLC  with offices at 39 Wyandotte Ave., Oceanport, NJ 07757, and Ann Marie Kripaitis, with a residence at 513 Joseph Ave., Woodbridge, NJ 07095, and Peter Kristensen, with a residence at 7668 Quicksilver Dr., Salt Lake City, UT 84121, and MBA Investors, Ltd., with offices at 2501 E. Commercial Blvd. Suite 212, Ft. Lauderdale, Fl. 33308, and F. Briton McConkie Jr., with a residence at 4014 Splendor Way, S.L.C. Ut. 84124, and Passport Financial LLC, with offices at 14701 Nestled Cove, Draper Utah 84020, and Power Network Inc. with offices at 1020 Brookstown Avenue, Suite 30 Winston Salem, NC 27101, and Starr Consulting Inc. with offices at 932 Burke Street, Winston Salem, NC 27101, and Yt2K, Inc. with offices at 2501 E. Commercial Blvd. Suite 212, Ft. Lauderdale, Fl. 33308 (collectively the “Shareholders” and individually the “Shareholder”).

RECITALS

          WHEREAS, as of April 10, 2006, the Shareholders were the shareholders of record of shares of common stock, par value $.001 per share, of Pukka USA, Inc., a Utah corporation (“Pukka”) as set forth on Annex A hereto;

          WHEREAS, Pukka and Sunrise entered into that certain Share Exchange Agreement (the “Exchange Agreement”), dated June 7, 2006, pursuant to which all of the issued and outstanding capital stock of Pukka are to be exchanged for newly-issued shares of Sunrise common stock, par value $0.0001 per share (“Sunrise Common Stock”);

          WHEREAS, as of the date of this Agreement, the Shareholders are the shareholders of record of shares of Sunrise Common Stock as set forth on Annex A hereto;

          WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Exchange Agreement and an orderly market for the Sunrise Common Stock subsequent to the Exchange contemplated thereby, the undersigned agree to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Subject Shares, all on the terms set forth below.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.     Transfer.  Notwithstanding anything contained in this Agreement, a Shareholder may transfer its Subject Shares to its affiliates, partners in a partnership, subsidiaries and trusts, spouses or lineal descendants for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms of this Agreement.

          2.     Lock-up/Leak-out Period. Each Shareholder agrees that, except as otherwise provided herein, it will not sell, contract to sell or otherwise dispose of Subject Shares or warrants, options or convertible securities or other equity securities of Sunrise, owned directly or indirectly by it for a period of sixty trading days from the first day of a bid/ask market for the Sunrise Common Stock.

          3.     Registration. All Subject Shares belonging to the Shareholders shall be included in any Sunrise Registration Statement that is to be filed with respect to other shares of Sunrise Common Stock.

          4.     Procedures.

                  4.1.     Each Shareholder shall be allowed to sell Subject Shares in blocks as designated on Annex A hereto.

                  4.2.     The Subject Shares may only be sold at the “offer” or “ask” price stated by the relevant market maker. Each Shareholder agrees that it/he/she will not sell Subject Shares at the “bid” price.

                  4.3.     The Subject Shares may not be sold at a price below $1.00 per share.

                  4.4.     Each Shareholder shall be allowed to sell up to the amount designated on Annex A hereto during each one month period; provided, however, that in the event any Shareholder does not sell its/his/her full allotment during any one-month period, such Shareholder may sell the difference between the Subject Shares actually sold during such one-month period and its total allotment for the one-month period in the next successive one-month period.

                  4.5.     The Shareholders agree that they will not engage in any short selling of the Subject Shares and shall not allow their shares to be used for short-selling purposes.

          5.     Ownership.  Each Shareholder agrees that all of its Subject Shares are covered by all of the restrictions hereunder, whether such Subject Shares are owned on the date hereof or are hereafter acquired (whether by issuance, transfer, upon exercise of any warrants or options currently held by such Shareholder or otherwise).

          6.     Termination and Release.

                  6.1.     This Agreement shall terminate eighteen (18) months from the Closing (as defined in the Exchange Agreement) of the Exchange, and thereafter all provisions contained herein shall cease and be of no further force or effect.

                  6.2.     In the event of a tender offer to purchase all or substantially all of the issued and outstanding securities of Sunrise, or a merger, consolidation or other reorganization with or into an unaffiliated entity, this Agreement shall terminate and the Subject Shares restricted pursuant hereto shall be released from such restrictions if the requisite number of the record and beneficial owners of the Sunrise securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization.

          7.     Waiver.  Notwithstanding anything to the contrary set forth herein, Sunrise may, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Sunrise Common Stock or if such waiver would otherwise be in the best interest of the development of the trading market for the Sunrise Common Stock.

          8.     Beneficial Rights.  Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Subject Shares, including the right to vote the Subject Shares for any and all purposes.

          9.     Escrow.  Until termination of this agreement in accordance with Section 6, the Subject Shares shall be held by Lehman & Eilen LLP as escrow agent pursuant to the terms of that certain escrow agreement entered into in form and substance satisfactory to all parties.

          10.     Adjustment. The Subject Shares and per share price restrictions covered by this Agreement shall be appropriately adjusted should Sunrise make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify the Sunrise Common Stock.

          11.     Counterparts. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

          12.     Notice. All notices, instruction or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement at the addresses set forth above. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if set by overnight delivery or the second business day following the date of mailing.

          13.     Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

          14.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within said state.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

SUNRISE U.S.A. INCORPORATED

By: /s/ Paul Ressler Paul Ressler

SHAREHOLDERS

/s/ Anne Marie Kripaitis Anne Marie Kripaitis	/s/ Peter Kristensen Peter Kristensen

/s/ F. Briton McConkie, Jr. F. Briton McConkie, Jr.	YT2K, Inc. By: /s/ Richard Muller Richard Muller, President

Kripaitis & Associates, LLC By: /s/ Ray Kripaitis Ray Kripaitis, President	MBA Investors, Ltd. By: /s/ Thomas Pierson Thomas Pierson, President

Passport Financial, LLC By: /s/ Marc Didier Marc Didier, General Manager	Power Network, Inc. By: /s/ Joe V. Overcash Joe V. Overcash, President

Brighten Up, LLC By: /s/ Steve Wright Steve Wright	Starr Consulting, Inc. By: /s/ Daniel D. Starczewski Daniel D. Starczewski, President

YT2K, Inc. By: /s/ Richard Muller Richard Muller, President

S-1

Annex A

SHAREHOLDER	SHARES OF PUKKA COMMON STOCK	SHARES OF SUNRISE COMMON STOCK	BLOCKS/MONTHLY ALLOTMENT
Kripaitis & Associates, LLC	1,25,000	1,25,000	2,500 shares per day, not to exceed 50,000 shares per month
Ann Marie Kripaitis	500,000	500,000	2,500 shares per day, not to exceed 50,000 shares per month
Peter Kristensen	2,666,667	2,666,667	5,000 shares per day, not to exceed 100,000 shares per month
MBA Investors, Ltd.	500,000	500,000	2,500 shares per day, not to exceed 50,000 shares per month
F. Briton McConkie Jr.	2,666,667	2,666,667	5,000 shares per day, not to exceed 100,000 shares per month
Passport Financial LLC	2,666,666	2,666,666	5,000 shares per day, not to exceed 100,000 shares per month
Power Network Inc.	875,000	875,000	2,500 shares per day, not to exceed 50,000 shares per month
Starr Consulting Inc.	875,000	875,000	2,500 shares per day, not to exceed 50,000 shares per month
Yt2K, Inc.	500,000	500,000	2,500 shares per day, not to exceed 50,000 shares per month